Exhibit 10.17

May 26, 2011

Mr. Michael J. Schmidtlein

[Home Address]

[Home Address]

Re:	Severance Agreement

Dear Mike:

EnerSys (the “Company”) considers it essential and in the best interests of its stockholders to foster the continuous employment of key management personnel. In this regard, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a termination of employment related to a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a termination of employment.

In order to induce you to remain in the employ of the Company, the Company agrees that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below.

1. Term of Agreement.

1.1 The term of this Agreement will commence on the date above (the “Effective Date”) and will continue for a period of three (3) years thereafter. Commencing on the third anniversary of the Effective Date and on each anniversary thereafter (“Anniversary Date”), this Agreement will automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least one (1) year in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one year term. Nothing in this provision will preclude termination as otherwise provided or permitted under this Agreement. Notwithstanding the foregoing, if a Change in Control occurs after the Effective Date and during the term of this Agreement, this Agreement will continue in effect for a limited

1.2 period of two (2) years after the date of such Change in Control, unless terminated sooner in accordance with this Agreement.

1.3 You acknowledge that your employment with the Company constitutes “at-will” employment and that, because you are an at-will employee, either you or the Company may terminate your employment at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination, subject to the procedures and consequences set forth in this Agreement.

2. Severance Benefits.

2.1 Termination by the Company without Cause or by You with Good Reason in connection with a Change in Control: If your employment hereunder is terminated by the Company other than for death, disability, or Cause or by you for Good Reason, in each case (i) during the six (6) month period prior to a Change in Control and it is reasonably demonstrated by you that your termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control or (ii) on or within twenty-four (24) months after a Change in Control (such time periods, the “Protection Period”), you will be entitled to receive:

a.	A lump sum cash payment within sixty (60) days following your termination of employment equal to your annual base compensation then in effect (or immediately prior to any reduction resulting in a termination for Good Reason);

b.	For a period of one (1) year following your termination, you and your beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s senior management generally, in the health, vision and dental programs of the Company; provided, however, that such eligibility will cease at such time as you become eligible to participate in comparable programs of a subsequent employer; and further provided that the Company will have no obligation to continue to maintain during such period any plan or program, solely as a result of the provisions of this Agreement; and further provided that if you are precluded from participating in any such plan or program by its terms or applicable law, you will receive a dollar amount equal to the cost (estimated in good faith by the Company) of obtaining such benefits, or substantially similar benefits, within thirty (30) days following the date of your termination;

c.	Immediate and full vesting of any unvested and outstanding equity awards granted to you, payable pursuant to the terms of any plan or other agreement under or pursuant to which any such equity awards were granted; provided that to the extent the benefits provided under this paragraph conflict with the terms of any such plan or agreement, the terms of such plan or agreement will control; and

d.	A pro-rata payment from the Company’s annual incentive plan for the fiscal year in which your termination occurred, equal to the payment you would have received had you remained in the employment of the Company through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of full months elapsed from the start of such fiscal year to the date of your termination of employment, and the denominator of which is 12. Such amount, if any, will be paid at the time such award would otherwise have been paid to other participants had your employment not terminated, but in no event later than two and one-half months following the end of such fiscal year.

2.2 Good Reason: You will be considered to have terminated employment hereunder for Good Reason if such termination of employment is on account of any of the following actions by the Company, which occur during the Protection Period, without your express written consent:

a.	A reduction of ten percent (10%) or more in your annual base compensation, other than a reduction which is proportionate to a Company-wide reduction in senior management pay;

b.	Any material diminution of your positions, duties, or responsibilities;

c.	Any permanent reassignment of you to a location greater than fifty (50) miles from the location of your primary office, unless such new location is closer to your primary residence; or

d.	A material breach by the Company of its obligations under this Agreement.

Notwithstanding the foregoing, a termination by you will not be for “Good Reason,” unless you have given the Company at least ten (10) business days written notice specifying the grounds upon which you intend to terminate your employment hereunder for “Good Reason” and such notice is received by the Company within ninety (90) days of the date the event of “Good Reason” occurred. In addition, any action or inaction by the Company which is remedied within thirty (30) days following such written notice will not constitute “Good Reason” for termination hereunder and will render such notice null and void.

2.3 Change in Control. Change in Control means a “Change in Control” as defined under the EnerSys 2010 Equity Incentive Plan, as such term may be amended therein from time to time.

2.4 Cause. “Cause” means any of the following events: (a) breach of your fiduciary duty to the Company or your duty of loyalty to the Company; (b) willful act of material dishonesty with respect to any material matter involving the Company; (c) theft or material misuse of Company property; (d) failure to conform in any material respect to the Company’s code of conduct (i.e., the policies and procedures related to the employment of employees by the Company as set forth in an employee handbook or any similar document or as communicated to you); (e) excessive absenteeism (which will not include authorized absences for leave pursuant to the Family and Medical Leave Act, the Americans With Disabilities Act, or the Company’s vacation, paid time off, or short-term disability leave plans, policies, or arrangements, or service in the uniformed services as such term is defined by the Uniformed Services Employment and

Reemployment Rights Act) having a material adverse effect on Company business operations; (f) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse charges; (g) continuing neglect of management duties and responsibilities that has a material adverse effect on the Company; (h) willful failure to timely report to the Board or direct supervisor information having a material adverse effect on Company business operations; or (i) failure to meet reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

2.5 Clawback – For Cause Matters. If, within ninety (90) days after a termination of your employment that entitles you to severance benefits under Section 2, the Board becomes aware of facts that, if known during your employment, it reasonably believes would have justified termination of your employment for Cause, the Company may refrain from paying any unpaid amounts due under Section 2 or require you to promptly (but in no event less than ninety (90) days after notice to you of such determination by the Board) repay any amounts previously paid or the value of any benefits previously received under Section 2.

2.6 Accrued Benefits. Upon your termination of employment for any reason, you, or your estate, as applicable, will receive your accrued but unpaid annual base compensation and any accrued but unpaid or otherwise vested benefits under any Company benefit or incentive plan.

3. Best Net Benefit Limitation. Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by you pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-solicitation and non-competition provisions of Section 4 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when taken together with payments and benefits provided to you under any other plans, contracts, or arrangements with the Company (all such payments and benefits, the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax; provided, however, that if you would receive in the aggregate greater value (as determined under Code Section 280G and the regulations thereunder) on an after tax basis if the Total Payments were not subject to such reduction, then no such reduction will be made. To effectuate the reduction described above, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Agreement. All calculations required to be made under this Section, including the portion of the payments hereunder to be allocated to the restrictive covenants set forth in Section 4, will be made by the Company’s independent public accountants, subject to the right of your representative to review the same. The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

4. Covenant Not to Compete; Nonsolicitation; Confidential Information; Nondisparagement.

4.1 You agree with the Company that you will not at any time, except in performance of your obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Company, or its employees, officers, directors, shareholders, or agents) or use for your own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by your efforts) to you by reason of your employment by, shareholdings in or other association with the Company or any of its Affiliates. You further agree that you will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by you during any such employment, shareholding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. You further agree that you will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, you will promptly return) any written or electronic Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 4.1. The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, you. Your agreements set forth in this Section 4.1 regarding Confidential Information are independent of, and in addition to, your agreements set forth in the rest of Section 4 and will not be construed either to enlarge or to contract the scope of such other agreements.

4.2 You agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and continuing for the Restricted Period (as defined below), you will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, become involved in a Competing Business (as defined below) in the Americas, Europe, or Asia, or any other geographic area in which the Company or any of its Affiliates has engaged during such period in any of the activities which comprise a Competing Business, or in which you have knowledge of the Company’s plans to engage in any of the activities which comprise a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Affiliates may be located). This Section 4.2 will not be violated, however, by your investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.

4.3 As a separate and independent covenant, you agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and continuing for the Restricted Period (as defined below), you will not in any way, directly or indirectly (except in the course of your employment with the Company and its Affiliates), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise, or otherwise do, or attempt to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of the Company or any of its Affiliates, or hire or attempt to hire, or otherwise engage or attempt to engage as an independent contractor or otherwise any Person who is, or was during the then most recent 12-month period, an employee, officer, representative, or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any Person who is an employee, officer, representative, or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates or cease their business relationship with Company or any of its Affiliates (as the case may be), or violate the terms of their contracts, or any employment arrangements, with the Company or any of its Affiliates.

4.4 For purposes of this Section 4, a “Competing Business” means a business or enterprise (other than the Company and its Affiliates) that is engaged in any or all of the design, manufacture, importing, development, distribution, marketing, or sale of:

a.	reserve power products (including, without limitation, those products used for backup power for the continuous operation of critical applications in telecommunications systems, uninterruptible power systems, or UPS, applications for computer and computer-controlled systems, and other specialty power applications, including security systems, for premium starting, lighting and ignition applications, in switchgear and electrical control systems used in electric utilities and energy pipelines, and in commercial aircraft and military aircraft, submarines, ships and tactical vehicles); and/or

b.	motive power products (including, without limitation, products used to provide power for manufacturing, warehousing, and other material handling equipment, such as electrical industrial forklift trucks, mining equipment, and diesel locomotive starting, rail car lighting, and rail signaling equipment); and/or

c.	lithium ion cells or batteries (for aerospace and defense applications, or otherwise); and/or

d.	hydrogen fuel cells; and/or

e.	any other product the Company is producing, marketing, researching, or developing at the time of your termination of employment.

“Competing Business” also includes the design, engineering, installation, or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

4.5 You confirm that all Confidential Information is and will remain the exclusive property of the Company and its Affiliates. All business records, papers, and documents kept or made by you relating to the business of the Company will be and remain the property of the Company and its Affiliates.

4.6 You agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Company or any of its subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Subject to the provisions of this Agreement, nothing in this Section 4.6 will preclude you from fulfilling any duty or obligation that you may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce your rights under this Agreement in accordance with the dispute provisions specified in Section 7 hereof.

4.7 Without intending to limit the remedies available to the Company and its Affiliates, you agree that a breach of any of the covenants contained in this Section 4 may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in this Section 4. Such injunctive relief in any court will be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

4.8 Although you and the Company consider the restrictions contained in this Section 4 to be the minimum restriction reasonable for the purposes of preserving the Company’s goodwill and other proprietary rights, if a final determination is made by a court that the time or territory, or any other restriction contained in this Section 4 is an unreasonable or otherwise unenforceable restriction against you, the provisions of this Section 4 will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such other extent as the court may determine to be reasonable.

4.9 Notwithstanding anything to the contrary in Section 2.1, in the event that you breach any of the covenants contained in this Section 4:

a.	Any remaining payments or benefits to be provided under Section 2.1 will not be paid or will cease immediately upon such breach; and

b.	The Company will be entitled to the immediate repayment of all payments and benefits provided under Section 2.1.

4.10 You agree that the covenants contained in this Section 4 may be assigned by the Company, as needed, to affect its purpose and intent and that the Company’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Company under the terms of these covenants.

4.11 The term “Restricted Period” means one (1) year following the termination of your employment for any reason; provided, however, that the Restricted Period will be extended by a period of time equal to any period during which you are in breach of any of the covenants set forth in this Section 4.

5. Binding Effect and Benefit.

5.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “the Company” means the Company as defined above and any successor to the respective business or assets of the Company as abovementioned which assumes and agrees to perform this Agreement by operation of law, or otherwise.

5.2 This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If you should die while any amount is payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there is no such designee, to your estate.

6. Assignment. This Agreement will not be assignable by either party hereto, except as provided in Section 4.10 and by the Company to any successor in interest to the business of the Company, provided that the Company (if it remains a separate entity) will remain fully liable under this Agreement for all obligations, payments, and otherwise.

7. Arbitration. Subject to Section 4.7, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto will be settled exclusively by arbitration in Philadelphia, Pennsylvania before one arbitrator of exemplary qualifications and stature, who will be selected jointly by you and the Company, or, if you and the Company cannot agree on the selection of the arbitrator, will be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator will be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party will bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration, and the party that prevails will bear all expenses of the arbitrator.

8. No Mitigation or Offset. In the event of termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that you may obtain.

9. Application of Code Section 409A.

9.1 Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment will be subject to satisfaction of the condition precedent that you undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of your death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you will pay the full costs of premiums for such welfare benefits during the Delay Period and the Company will pay you an amount equal to the amount of such premiums paid by you during the Delay Period within ten (10) days after the conclusion of such Delay Period.

9.2 Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event will any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which you incurred such expenses or received such benefits, and in no event will any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.3 Any payments made pursuant to Section 2.1, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

9.4 To the extent it is determined that any benefits described in Section 2.1(b) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

10. Miscellaneous.

10.1 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

10.2 The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

10.3 No waiver by you or the Company at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

10.4 Upon any termination of employment that entitles you to payments and benefits under Section 2, you must, within prescribed time limits, execute a legally enforceable release agreement substantially in the form of Exhibit A attached hereto prior to the receipt of such payments and benefits. Any payments made to you will be paid net of any applicable withholding required under federal, state, local, or foreign law.

10.5 This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this Agreement. You acknowledge and agree that any employment agreement, offer letter, and/or any agreement regarding change in control or termination benefits, previously entered into between you and the Company is immediately null and void.

10.6 Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights will remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.

11. Legal Fees. In the event of a dispute following a Change in Control, the Company, or its successor, will reimburse you for all reasonable legal fees and expenses incurred by you in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, you are successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Company. A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

ENERSYS

By:

Title:	Chairman, President and CEO

Dated:

Agreed to and accepted:

Michael J. Schmidtlein

Dated:	May 26, 2011

APPENDIX A

FORM OF GENERAL RELEASE

Reference is made to the Severance Agreement dated as of                      (the “Severance Agreement”), between EnerSys, a Delaware corporation (the “Company”), and                      (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Severance Agreement, a copy of which is attached hereto.

SECTION 1. Mutual Release.

(a) General Waiver and Release. In consideration of their respective obligations under the Severance Agreement in connection with and following the Executive’s termination of employment with the Company and its affiliates, and subject to the limitations set forth in Section 2 hereof, the Company, on the one hand, does hereby release and forever discharge the Executive, and the Executive, on the other hand, does hereby release and forever discharge the Company, its present, former, and future shareholders, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs, and assigns (the “Company Parties” and, together with the Executive, the “Released Parties”), from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys’ fees, covenants, contracts, and agreements that the Executive may have against the Company Parties or the Company Parties may have against the Executive, or in the future may possess based on events occurring during the term of the Executive’s employment with the Company arising out of (i) the Executive’s employment relationship with or service as an employee or officer of the Company and its affiliates or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Release, with respect to each other, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal or state or local law or any foreign jurisdiction, whether such claim arises under statute, common law, or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit, or demand (collectively, including claims, actions, and causes of action set forth in Section 1(b) below, the “Claims”). The Executive and the Company Parties also do forever release, discharge, and waive any right the Executive or the Company Parties may have to recover in any proceeding brought by any federal, state, or local agency against the Company Parties and the Executive, respectively, to enforce any laws. Each of the parties hereto agrees that the value received or to be received in the future as described in the Severance Agreement shall be in full satisfaction of any and all claims, actions, or causes of action for payment or other benefits of any kind that the Executive may have against the Company Parties and that the Company Parties may have against the Executive; provided, however, that nothing in this Agreement shall preclude the Company from recouping, or refusing to pay, (i) severance benefits under the Severance Agreement in accordance with Section 2.5 thereof or (ii) cash or equity incentive-based compensation paid or payable to the Executive in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation.

(b) ADEA Release. In further recognition of the above, the Executive hereby releases and forever discharges each of the Company Parties from any and all claims, actions and causes of action that the Executive may have as of the date the Executive signs and delivers to the Company this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

SECTION 2. Limitations.

(a) No Impact on Obligations under the Severance Agreement or the Shareholder Agreement. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive or the Company Parties with respect to their respective rights and obligations set forth in the Severance Agreement. In particular, and without limiting the generality of the preceding sentence, the Executive does not waive or release any claim the Executive might now or in the future have to be paid or receive the payments and benefits provided for in Section 2 of the Severance Agreement, and the Company Parties do not waive or release any claim they might now or in the future have under Section 4 of the Severance Agreement.

(b) No Impact on Indemnification Rights. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive with respect to any indemnification rights the Executive may have and such indemnification rights shall not be effected, modified, or extinguished by the Executive’s execution of this Release.

SECTION 3. No Pending Litigation.

The Executive represents and agrees that the Executive has not filed, and will not file, any action, complaint, charge, grievance, or arbitration against any Company Party, except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release. The Company hereby represents and agrees that no Company Party has filed, and no Company Party will file, any action, complaint, charge, grievance, or arbitration against the Executive except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.

SECTION 4. Acknowledgment.

The Executive acknowledges and confirms that (i) the Executive has been advised in writing by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Release and to have such attorney explain to the Executive the terms of the Release, including, without limitation, the terms relating to the Executive’s release of Claims arising under ADEA; (ii) the Executive has read this Release carefully and completely and understands each of the terms hereof; and (iii) the Executive was given not less than twenty-one (21) days to consider the terms of the Release and to consult with an attorney of the Executive’s choosing with respect thereto, and that for a period of seven (7) days following the Executive’s signing of this Agreement, the Executive shall have the option to revoke this Agreement in accordance with the terms set forth in Section 6 below.

SECTION 5. Successors.

The rights and obligations under this Agreement shall inure to any and all successors of the Company.

SECTION 6. Revocation.

The Executive shall have the right to revoke this Release during the seven-day period commencing immediately following the date the Executive signs and delivers this Agreement to the Company (the “Revocation Period”). The period shall expire at 5:00 p.m., Eastern Standard Time, on the last day of the seven-day period; provided, however, that if such seventh day is not a business day, the period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by the Executive, the obligations of the Company under this Release shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by a representative of the Company prior to the expiration of the Revocation Period.

SECTION 7. Counterparts.

This Release may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

ENERSYS

By:
Name:

Title:

ACCEPTED AND AGREED:

[Name]

Dated: